Exhibit 11             COMPUTATION OF EARNINGS PER SHARE
                       Fluke Corporation and Subsidiaries

                                Year ended    Year ended    Year ended
                                  April 26,     April 28,     April 29,
                                      1996          1995          1994
Shares issued at beginning
  of period                      7,898,674     8,807,391     8,807,391
Less repurchased shares at
  beginning of period                  ---      (908,701)   (2,464,936)
Shares outstanding at
  beginning of period            7,898,674     7,898,690     6,342,455
Net issuance (forfeiture)
  of shares under stock award
  plans, weighted average          122,772      (104,444)        5,208
Shares issued for
  acquisition, weighted average        ---           ---     1,000,000
Shares issued upon conversion
  of preferred shares,
  weighted average                     ---           ---       538,144
Weighted average shares
  outstanding                    8,021,446     7,794,246     7,885,807
Assumed exercise of stock
  options, weighted average
  of incremental shares            263,705       198,558       145,889
Average shares and common
  share equivalents
  outstanding                    8,285,151     7,992,804     8,031,696

Earnings per share based on
  weighted average shares
  and common share equivalents
  outstanding                       $ 2.58        $ 1.86        $ 1.10
Net Income (in thousands)          $21,343       $14,901        $8,800
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